MEMORANDUM

EXHIBIT 99.1

TO: SPARTA Employees and Stockholders	DATE: Apr. 21, 2004
FROM: Bob Sepucha
SUBJECT: First Quarter 2004 Report and Stock Price Evaluation

Stock Pricing Results

The two tables attached at the back of this memo present, respectively, a summary of operating results for the quarter and the past 12 months compared to the same periods one year ago, and the calculation of the resultant stock price to be effective after April 21, 2004. The operating results are discussed in later paragraphs. The new stock price, as shown in the second attached table, is $30.32 per share, an increase of $2.30 (8%) per share compared to $28.02 per share as of January 21, 2004. This is a 27% increase since April 21, 2003.

Equity continued to grow in the first quarter and as a result the equity/share term contributed $0.69 to share price growth. Similarly, increased earnings contributed $0.66 to stock price growth from the earning/share term. The growth term contributed a very strong $0.95 per share due to a 9.7% increase in projected gross profit. This growth results from increased contract backlog (6%) in the quarter and an improved projected profit rate (10.2% versus 9.9%). These per share increases for the equity, earnings and growth terms compare to $0.74, $0.88, and $0.26, respectively, in January 2004.

Quarterly Stock Trade

Although net stock repurchases from terminating employees exceeded $2.0M in the first quarter, net profit and net proceeds from stock option exercises remain strong. At the May 21 trade date, we will also benefit from the proceeds of the bonus stock issued as part of the large 2003 end-of-year bonus. Accordingly, we should see significant funds, in the vicinity of $4,000K, for quarterly pro rata repurchases at this trade date. We anticipate that liquidity will remain strong in succeeding trade dates.

For the stock trade on May 21, stockholders wishing to offer stock for repurchase should send in a stock transaction request form to Diane Lavoie in the CBO at least a few days prior to the trade date, offering up to $3,972 in stock (131 shares), along with signed stock certificates for the amount offered. (Shares acquired by exercising options less than 6 months prior to the stock trade date, i.e. after November 21, 2003, may not be offered. Shares acquired from the end-of-year bonus and PSP/401(k) are not subject to this six-month hold restriction.) Offerers wishing to sell in excess of $4,000 in stock should submit a second stock transaction request for the amount they desire to sell in excess of $4,000. However, stock certificates associated with this second transaction request should not be included, since the actual amount any offerer will be permitted to sell is subject to pro rata allocation in proportion to the stockholdings of the offerers. Sellers will be notified shortly after May 21 of the results of the pro rata allocation, and will be asked to provide signed stock certificates after notification. Proceeds from the pro rata sale will be forwarded to the sellers approximately six weeks after the trade date. Repurchase requests received after May 21 will not be honored regardless of the reason for late arrival, so send them early. Diane Lavoie will fax a list of offers received as of May 13 to each of the Operations as confirmation of receipt of offers as of that date (a benefit of sending in your offer early).

Beginning with the May 21 trade date and for all subsequent trade dates, no transaction will be processed unless the original signed stock transaction request is received by Diane Lavoie in the CBO by the trade date. Forms that are emailed or faxed will not be accepted. For the $4,000 repurchase requests, the stock certificate must accompany the original stock transaction request. For repurchase requests in excess of $4,000, the second original transaction request must also be received by the deadline but, as described above, the stock certificates should not be provided until the sellers are notified of the pro rata allocation.

This new procedure of requiring the original signed stock transaction request to be received by Diane Lavoie before the transaction is processed will also pertain to exercising stock options. Beginning May 21, these transactions will not be processed until the original transaction request and the check for the cost of exercising the options is received at the CBO.

We are forced to implement this new procedure because of the large (and increasing) number of sellers who have relied on emailing or faxing transaction request forms but who have not sent the original forms, certificates, or checks for several weeks after the transaction dates. This has made it increasingly difficult for the CBO to close the books on stock transactions for any particular trade date.

New Contracts

In the first quarter of 2004, we had five significant competitive contract/task-order wins, one contract that was novated to us, and five significant competitive losses. In the Missile Defense Sector, ASTO, as a subcontractor to DRC/Andrulis, won a competitive contract from the Missile Defense Agency for the Manufacturing and Producibility Systems Engineering and Technical Assistance program, a $4.8M award over four years. Additionally, ASTO, as a subcontractor to URS/EG&G, won a competitive contract from the Naval Sea Systems Warfare Center–Dahlgren Division for a Battle Management, Command, Control, Communications, Computers and Intelligence program. This is a $2.5M award over five years. As a subcontractor to Calibre, TASO won the Department of the Army Sustainable Range Program Support Contract. The value to SPARTA is anticipated to be $40M over five years. SMDO won a competitive task-order under our EADD II prime contract for the Air Force Situation Awareness Integration program. This is a $3M task-order over 18 months.

In the Mission Systems Sector, DSTO won a competitive contract from the Missile Defense Agency for the Joint Defense Planner Ballistic Missile Defense program, a $1.8M award over one year.

In the National Security Systems Sector, ISSO received a $3.4M, 40 month contract with the Defense Information Systems Agency for the Domain Name Systems Security program. This was a contract novated from Network Associates, Inc. in our acquisition last year of their Network Security Research Division.

In a joint-Operation effort between the Hardware Systems Sector and Mission Systems Sector, STO and DSTO, as a subcontractor to Cubic Corporation, lost the Army Dugway Proving Grounds Laboratory and Range Support program. This was a competitive $57M program over 15 years. DSTO lost a competitive follow-on contract with the Technical Support Working Group for Critical Incidence Response Technology Seminars. This was a $6.6M program over five years. STO, in a joint venture with AECOM Government Services, lost the Army Test and Evaluation Command Threat Support Activity program. This was a competitive bid with STO’s share projected at $3.5M over 15 years.

In the Missile Defense Sector, ASTO, as a subcontractor to Computer Sciences Corporation, lost a competitive contract with the Joint Chiefs of Staff/J-8 Division for the Joint Analytical Services program, a $5M, five year contract. TASO, as a subcontractor to the ALS Joint Venture, lost a competitive task-order for the Army Aviation and Missile Command for Supply Services, Tracking and Expediting Analysis program. This was a $2.8M task-order over four years.

2004 Business Performance and Outlook

Sales in the first quarter were $54.8M, 2% below the previous quarter. The slight decrease was due to the usual start-of-year decline in major subcontracts, a decline that offset a 14% increase in direct labor and a 5% increase in gross profit. Compared to the first quarter of 2003, sales, direct labor, and gross profit were higher by 16%, 23% and 36%, respectively. Twelve-month contract backlog was $215M, up 6% relative to the previous quarter and 19% relative to the first quarter of 2003. Multi-year contract backlog showed a 4% improvement, finishing the quarter at $580M.

In the first quarter, we hired 113 people, a 43% annual recruiting rate and twice the performance in the previous quarter. We had 49 terminations, 32 of whom left the company for other jobs. On an annualized basis, this corresponds to an overall turnover rate of 19% and 12% turnover for people leaving for other jobs. Both numbers are slightly higher than our performance throughout 2003, 17% and 8%, respectively. At the end of the first quarter, we had a full-time equivalent staff of 1064 people.

The business plan and internal budget for 2004 are based on sales of $223M, a modest 10% increase over 2003. This follows an earlier trend where two to three years of rapid growth are followed by a year of relatively modest growth when we consolidate our gains and prepare for the next spurt. Opportunities exist to exceed $223M in 2004, but the uncertainties suggest that these opportunities should not be included in our baseline budget. In general, first quarter performance was consistent with the 2004 plan. Sales were 2% below plan due to 11% less than anticipated major subcontracts, but gross profit was 17% ahead of plan.

2004 Financial Performance and Outlook

The first quarter was the second consecutive quarter of strong earnings, $3.3M. This fell shy of the fourth quarter value only because $250K excess tax accrual was booked at the end of the year. Relative to the first quarter of 2003, earnings were up 31%. Profitability was 6.0% in the first quarter compared to 6.4% in the fourth quarter and 5.5% for all of 2003.

Stockholders’ equity stood at $45.0M at the end of the quarter, $5.7M (15%) more than the fourth quarter of 2003 and $15.9M (+54%) more than the first quarter of 2003. This growth reflects continued increases in earnings and stock option exercises, resulting in excess liquidity during our last four quarterly stock trades.

In the first quarter, cash and investments decreased by $11.2M to $15.5M due to the end-of-year bonus payments, PSP funding and unusual procedural slowdowns at some of the government payment agencies. Nonetheless, cash plus investments exceeded long-term debt (deferred income tax and promissory notes) by $4.6M. Promissory note payments of $0.6M in the quarter reduced the subordinated stock-note debt to $7.5M compared to $10.0M at the end of the first quarter of 2003. For the fourth consecutive quarter, no new notes were issued.

The slowdown in government payments caused significant increases in Days Sales Outstanding (DSO) throughout the quarter, going from 58 days in January to 63 days in February and 74 days in March. The year-to-date average is 65 days, 3 days longer than the average for the entire year of 2003.

All statements in this memorandum that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause our actual results, performance, achievements or industry results to differ materially from the results, performance or achievements expressed or implied by such forward-looking statements. These factors are described in more detail in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2003, and such other filings that the Company makes with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

[This document constitutes part of a prospectus relating to securities that have been registered under the Securities Act of 1933.]

SPARTA, INC.
OPERATING RESULTS
AS OF March, 2004

Business Results	For the three months ended		For the twelve months ended
(in $K, unless otherwise noted)	March, 04	March, 03	March, 04	March, 03
Sales ($M)	$54.8	$47.1	$210.9	$173.4
Gross earnings	5,920	4,338	20,773	16,114
Net income	3,302	2,513	11,728	9,393
Stock tax benefit	605	721	2,330	1,709
Stock sales — Receivable	274	(716)	674	(175)
Deferred Stock (Rabbi Trust)	(120)	(200)	(3)	(76)
Stock sales — exercise	3,346	2,764	8,177	5,477
Stock sales — retirement plans	1,669	1,242	4,372	3,570
Stock sales — bonus	1,915	1,096	1,915	1,096
Total Stock Sales	6,930	5,102	14,464	10,144
Stock repurchases:
- Cash	5,274	3,118	13,580	16,691
- Promissory notes	0	183	0	183
Total Stock Repurchases	5,274	3,301	13,580	16,874

Business Projections and Backlog	At April 4,	At December 28,	At March 30,
(in $M, unless otherwise noted)	2004	2003	2003
Contract backlog	214.8	203.1	180.2
Proposal backlog	57.1	47.6	77.0
Twelve month projected sales	230.9	216.6	198.7
Twelve month projected earnings ($K)	21,377	19,488	18,291

	At April 4,	At December 28,	At March 30,
Breakdown of Stockholders Equity ($M)	2004	2003	2003
Stock sales	$44.72	$37.79	$30.26
Stock sales receivables	(0.51)	(0.78)	(1.18)
Deferred stock compensation	(0.49)	(0.37)	(0.49)
Stock repurchases	(41.76)	(36.49)	(28.18)
Stock tax benefit	14.26	13.66	11.93
Retained earnings	28.76	25.46	16.78

Equity for Stock Pricing	$44.98	$39.27	$29.12

Less value of SAIC preferred stock	0.00	0.00	0.00

SEC Equity	$44.98	$39.27	$29.12

Subordinated stock notes	7.49	8.11	9.97

Net Worth	$52.47	$47.38	$39.09

	At April 4,	At December 28,	At March 30,
Stock Notes ($M)	2004	2003	2003
Total note balance	$7.49	$8.11	$9.97
Long-term subordinated	$5.16	$5.77	$7.49

STOCK PRICE CALCULATION
(Business Data as of 4/4/2004)

		Equity	Growth	Earnings
		Term	Term	Term
		SE+SN+CX			NP+STB

PRICE	=	SI+SV	+ 7 x FG x	( 2 YR AVG	SI+SV	)

Stock Ownership		Equity Term ($K)
Shares Issued (SI)	5,219	Stockholders Equity (SE)	44,980
Option Vested (SV)	854	Subordinated Notes (SN)	5,160

	6,073	(Long Term Portion)
		Cost to Exercise SV (CX)	13,370

		SE + SN + CX =	63,510

Equity Term/Share

SE+SN+CX		63,510

SI+SV	=	6,073	=	$10.462

Growth Term (FG)

			Less Extraordinary
Gross Earnings ($K)		Less SIT	Gain/Misc. Income

Past 12 Months	20,772	20,007	19,955
Past 24 Months	36,887	35,331	35,172
12 Month Projection	19,563	(Contract Backlog + Weighted Proposal Backlog)

2
FG	=	[{Past 12 Months + 12 Months Projection}	/	Past 24 Months]

2
FG	=	[(19,955 + 19563 )	/	35,172]		=	1.262

Earnings Term ($K)			Previous 7 Quarters
Net Earnings for Quarter	(NP)	= 3,586	0.466
(Unallowable stock compensation added back)			0.464
Stock Tax Benefit	(STB)	= 605	0.496
			0.578
Quarter	NP+STB	= (3586.4 + 605) / 6,073	0.519

	SI+SV	= 0.690	0.588
			0.694

2 YR AVG	NP+STB	= (0.690 + 3.805) / 2	3.805

	SI+SV	= 2.248

Stock Price Computation

     Note: Growth Term may not exceed 1.500

Price/Share	=	$10.462	+	7	x	1.262	x	2.248	=	$30.32

12 Month Earnings/Share					=			$2.49
Price-To-Earnings Ratio					=			12.2